EMPLOYER:	[ABC COMPANY]

PARTICIPANT NAME:	[JOHN DOE]

PARTICIPATION DATE:	[JANUARY 1, 2023]

CERTIFICATE NUMBER: [12345]

GROUP FLEXIBLE PREMIUM DEFERRED

FIXED AND VARIABLE [AND INDEX-LINKED] ANNUITY CERTIFICATE

Processing Office:	Equitable Financial Life Insurance Company of America
[Retirement Service Solutions
PO Box 1016
Charlotte, NC 28201-1016
Phone: 1-866-628-6673]

In this Certificate, “we”, “our” and “us” mean Equitable. “You” and “your” mean the Participant.

This is the Certificate that is provided to you under the Contract and it describes your rights under the Contract.

The Employer has adopted a Plan designed to meet the requirements of Section 457(b) of the Internal Revenue Code. The Contract was issued to the Employer as a funding vehicle for the Plan. The Contract and the Application constitute the entire agreement between the Employer and us.

This Certificate summarizes the terms of the Contract and does not alter or void its terms. Unless otherwise expressly stated, in the event that a conflict arises between the Contract and Certificate, the Contract will govern.

TEN DAYS TO EXAMINE CONTRACT - Not later than ten days after you receive this Certificate, you may return it to us or to the agent through whom it was purchased. We will cancel it and refund any Contribution you made to us.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA, a stock Life Insurance Company.

Home Office address: [3030 North Third Street, Suite 790, Phoenix, AZ 85012]

[	[

Mark Pearson, Chief Executive Officer]	José Ramón González, Chief Legal Officer and Secretary]

Contract values and benefits based on the portion of the Annuity Account Value held in the Variable Investment Options may increase or decrease in value based on the performance of the Variable Investment Options. [Contract values and benefits based on the portion of the Annuity Account Value held in the Structured Investment Option (refer to Part II A of the Structured Investment Option Rider) may increase or decrease in value based on the performance of external Indices subject to the applicable Performance Cap Rate and Segment Buffer].

NON-PARTICIPATING

2023EDC902-A-Z

TABLE OF CONTENTS

			Page
Part I		Definitions	4

Part II	-	Investment Options	9

Section 2.01-Availability of Investment Options

Section 2.02-Guaranteed Interest Option-Conditions

Section 2.03-Separate Account

Section 2.04-Variable Investment Options/Accumulation Units and Unit Values

Section 2.05-Changes with Respect to Variable Separate Accounts

Part III	-	Contributions, Allocations and Discontinuance Section 3.01-Contributions Section 3.02-Limits on Contributions Section 3.03-Allocations Section 3.03-Discontinuance of Contributions	13

Part IV	-	Transfers Among Investment Options Section 4.01-Transfer Requests Section 4.02-Transfer Rules	16

Part V	-	Distributions, Death Benefits and Termination Section 5.01-Restrictions on Withdrawals, Distributions and Other Payments Section 5.02-General Withdrawals Section 5.03-Direct Rollover Withdrawals Section 5.04-Death Benefit Section 5.05-Beneficiary Continuation Option	18

Part VI	-	Plan Loans	24

		Section 6.01 Loans

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TABLE OF CONTENTS (continued)

Part VII	-	Annuity Benefits and Required Minimum Distribution Rules	28

Section 7.01-Forms of Distribution

Section 7.02-Election/Report for Annuity Benefit

Section 7.03-Annuity Benefit Forms

Section 7.04-Amount of Annuity Benefits

Section 7.05-Annuity Benefit

Section 7.06-Required Minimum Distribution Rules

Section 7.07-Commencement of Annuity Benefits

Section 7.08-Conditions

Section 7.09-Changes

Part VIII	-	Participant Accounts	34

		Section 8.01-Participant Accounts

Part IX	-	Charges	35

Section 9.01-Withdrawal Charges

Section 9.02-Third Party Transfers

Section 9.03-Plan Operating Expense

Section 9.04-Charges Deducted from Annuity Account Value

Section 9.05-Transfer and Loan Charges

Section 9.06-Separate Account Charge

Section 9.07-Plan Recordkeeping Service Charges

Section 9.08-Applicable Tax Charges

Section 9.09-Third Party Administrator Charge

Section 9.10-Changes

Part X	-	General Provisions	38

Section 10.01-Statutory Compliance

Section 10.02-Deferment

Section 10.03-Non-Transferability, Assignments, Non-Forfeitability

Section 10.04-Notification of Disqualification of the Plan or Contract

Section 10.05-Manner of Payment

Section 10.06-Payments

Section 10.07-Reports and Notices

Section 10.08-Ownership Rights

Section 10.09-Incontestability

[Section 10.10-Misstatement of Age]

		Table of Guaranteed Annuity Payments	41

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PART I – DEFINITIONS

SECTION 1.01-ACCUMULATION UNIT

“Accumulation Unit” means a unit of measure used to calculate the variable Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

“Accumulation Unit Value” means the dollar value of each Accumulation Unit in a Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

“Annuity Account Value” means the sum of amounts held for your benefit in the Investment Options and, if applicable your outstanding loan amount.

SECTION 1.04-ANNUITY BENEFIT

“Annuity Benefit” means a benefit payable by us pursuant to Part VII of this Certificate.

SECTION 1.05-ANNUITY COMMENCEMENT DATE

“Annuity Commencement Date” means the date on which annuity payments to you are to commence as reported to us by you or your Employer. The Annuity Commencement Date may not be earlier than 13 months following the Participation Date or later than the Certificate Maturity Date.

SECTION 1.06-ANNUITY UNIT

“Annuity Unit” means a unit of measure used after the Certificate Maturity Date to calculate the amount of annuity benefit payable.

SECTION 1.07-APPLICATION

“Application” means the Application for the Group Annuity Contract or participation in the Group Annuity Contract by the Employer and accepted by us.

SECTION 1.08-BENEFICIARY

“Beneficiary” means the person designated by you under this Certificate to receive the death benefit.

SECTION 1.09-BUSINESS DAY

“Business Day” means any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 P.M., Eastern Time, or such other time as we state in writing to you.

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SECTION 1.10-CASH VALUE

“Cash Value” means an amount equal to the Annuity Account Value held for you, less (i) any charges that apply as described in Part IX and shown on the data pages and (ii) the amount of the entire unpaid balance of any loan.

SECTION 1.11-CERTIFICATE

“Certificate” means this document issued to you as evidence of your enrollment under the Contract.

SECTION 1.12-CERTIFICATE MATURITY DATE

‘‘Certificate Maturity Date’’ means the latest date on which the annuity payments described in Part VII may commence. The Certificate Maturity Date is shown in the data pages and is based on the original Participant’s date of birth.

SECTION 1.13-CODE

“Code” means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to “the Code” in this Certificate include references to applicable Federal income tax Regulations.

SECTION 1.14-CONTRACT

“Contract” means the Group Annuity Contract and Application between the Contract Holder and/or, Employer and us providing a variable annuity to fund the Plan. The terms of the Contract are agreed to by the Employer and us.

SECTION 1.15-CONTRACT DATE

“Contract Date” means the date following our acceptance of the Application with respect to a Plan.

SECTION 1.16-CONTRACT HOLDER

“Contract Holder” means either the Employer or a Trust.

SECTION 1.17-CONTRIBUTION

“Contribution” means a payment made to us for you with respect to a Certificate purchased for you under the Contract.

SECTION 1.18-DEATH BENEFIT

“Death Benefit” has the meaning ascribed to such term in Section 5.04.

SECTION 1.19 ELIGIBLE DESIGNATED BENEFICIARY

The term “Eligible Designated Beneficiary” means, with respect to a Participant, any Beneficiary who is one of the following:

2023EDC902-A-Z	5

i.	the surviving spouse of the Participant,

ii.	a child of the Participant who has not reached majority (within the meaning of Section 401(a)(9)(F) of the Code,

iii.	disabled (within the meaning of Section 72(m)(7) of the Code),

iv.

a chronically ill individual (within the meaning of Section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

v.	an individual not described in any of the preceding clauses of this paragraph and who is not more than 10 years younger than the Participant.

Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Participant.

Subject to Code section 401(a)(9)(F), an individual described in paragraph (ii) above shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and any remainder of the portion of the Participant’s interest shall be distributed within ten years after such date.

SECTION 1.20-EMPLOYER

“Employer” means a governmental unit that is a State, a political subdivision of a State, or an agency or instrumentality of a State or political subdivision of a State as defined in Section 457(e)(1)(A) of the Code, which is eligible to adopt, has adopted, and maintains, a Plan.

SECTION 1.21-EMPLOYER’S DESIGNEE

“Employer’s Designee” means any person(s) authorized and designated by the Employer to act on behalf of the Employer in the specified functions under the Plan, as communicated to us in documentation acceptable to us.

SECTION 1.22 INVESTMENT FUND

“Investment Fund” means a trust or other investment company or a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.23-INVESTMENT OPTION

“Investment Option” means the Guaranteed Interest Option, a Separate Account or a Variable Investment Option of a Separate Account.

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SECTION 1.273-CERTIFICATE MATURITY DATE

“Certificate Maturity Date” means the date on which the annuity payments described in Part VII must commence. The Certificate Maturity Date is shown in the data pages and is based on the original Participant’s date of birth.

SECTION 1.24-PARTICIPANT

“Participant” means an individual covered under the Plan who has been enrolled under the Contract, and for whom we maintain an Annuity Account Value.

SECTION 1.25-PARTICIPATION DATE

“Participation Date” means the earlier of (a) the Business Day on which we issue this Certificate to you under the Contract and (b) the Business Day on which the first Contribution for you is received at the Processing Office.

Your Participation Date is specified on the first page of this Certificate. The original Participation Date is the Business Day on which you were enrolled under a Prior Contract/Certificate, if applicable.

SECTION 1.26-PARTICIPATION YEAR

“Participation Year” means the twelve-month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless we agree to another period.

SECTION 1.27-PLAN

“Plan” means a governmental plan described in Section 457(g) of the Code, adopted and maintained by the Employer, that is intended to meet the requirements of Section 457(b) of the Code and which is named in the Application.

SECTION 1.28 PLAN TRUST

“Plan Trust” means a trust, if any, adopted by the Employer for the Plan, to hold the Contract for the exclusive benefit of Plan participants and their beneficiaries in accordance with the provisions of the Plan.

SECTION 1.29-PORTFOLIO

“Portfolio” means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.30-PRIOR CONTRACT

“Prior Contract” means a contract issued by us to the Employer under the Plan, and with the Employer’s consent we have agreed to transfer certain assets or liabilities associated with the Plan, if applicable, from the prior contract, to the Contract.

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SECTION 1.31 PROCESSING DATE

“Processing Date,” means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.32-PROCESSING OFFICE

“Processing Office” means our administrative office or such other location as we may designate upon written notice to the Contract Holder.

SECTION 1.33-REQUIRED MINIMUM DISTRIBUTION PAYMENTS

“Required Minimum Distribution Payments” means the payments from or with respect to this Certificate that are required by Sections 457(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules.”

SECTION 1.34-SEPARATE ACCOUNT

“Separate Account” means Equitable’s Separate Account [AA] and any Separate Accounts added to the Contract as described in Part II of this Certificate. A Separate Account may be divided into subdivisions.

SECTION 1.35 TRUST AGREEMENT

“Trust Agreement” means an agreement evidencing the Plan Trust, if applicable.

SECTION 1.36-TRANSACTION DATE

The “Transaction Date” means the Business Day we receive a Contribution or a transaction request at the appropriate Processing Office. Transaction requests must be in a form acceptable to us.

SECTION 1.37-VARIABLE INVESTMENT OPTION

“Variable Investment Option” means either a subdivision of a Separate Account or a Separate Account that has not been divided into subaccounts. A Variable Investment Option may invest its assets in a Portfolio.

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PART II – INVESTMENT OPTIONS

SECTION 2.01-AVAILABILITY OF INVESTMENT OPTIONS

The data pages set forth the Investment Options available under the Contract as of the issue date.

The availability of Investment Options may be subject to the terms of the Plan, as reported to us by the Employer.

We reserve the right to add, change, limit or amend Investment Options that an Employer may elect.

SECTION 2.02-GUARANTEED INTEREST OPTION-CONDITIONS

(a)	Guaranteed Interest Option

Any amount held for you in the Guaranteed Interest Option becomes part of our general assets, which support the guarantees of the Contract as well as other policies and contracts that we offer.

The amount held for you in such Guaranteed Interest Option at any time is equal to the sum of:

•	all amounts that have been allocated or transferred to such Guaranteed Interest Option, plus

•	the amount of any interest credited, less

•	all amounts that have been withdrawn (including charges) or transferred from such Option.

We will credit the amount held in the Guaranteed Interest Option with interest at effective rates that we set periodically. We credit interest daily to amounts in the Guaranteed Interest Option. We will set an annual guaranteed interest rate that will remain in effect for a stated twelve-month period or a calendar year. We will also set a minimum guaranteed interest rate that will be effective for the duration of the Certificate. The data pages show the initial rate(s) that apply.

We guarantee that any rate so set after your Participation Date will never be less than the lifetime minimum guaranteed interest rate shown in the data pages.

(b)	Conditions

We have the right to terminate the Contract if the Employer fails to comply with certain obligations with respect to the operation of the Plan.

SECTION 2.03-SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain the Separate Account(s) in accordance with the laws of the State of Arizona. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other

2023EDC902-A-Z	9

income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another Separate Account, or to our general account.

We may, in our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to the type of investments that the Separate Account is permitted by law to make.

SECTION 2.04-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Separate Account at any time is equal to the number of Accumulation Units in that Account multiplied by the Accumulation Unit Value that applies at that time. If the Contract has Variable Investment Options, then the terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A “Valuation Period” is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

The Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

a)    is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, we use the share value reported to us for the Portfolio plus the applicable dividend and capital gain rates on the ex-dividend date).

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b)    is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period).

c)    is the daily Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.05-CHANGES WITH RESPECT TO SEPARATE ACCOUNTS

In addition to the right reserved pursuant to the section “Availability of Investment Options”, we reserve the right, subject to compliance with applicable law, including approval of the Employer, if required:

a)	to add Variable Investment Options to, or to remove Variable Investment Options from, the Separate Account(s), or to add other separate accounts.

b)	to combine any two or more Variable Investment Options or sub-funds thereof.

c)	to transfer the assets, we determine to be the share of the class of contracts to which the Contract belongs from any Variable Investment Option to another Variable Investment Option.

d)

to operate any Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in a which case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Separate Account.

e)	to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

f)	to deregister the Separate Account under the Investment Company Act of 1940;

g)	to restrict or eliminate any voting rights as to the Separate Account.

h)	to cause one or more Variable Investment Options to invest some or all their assets in one or more other Portfolios.

i)	to close an Investment Option to transfers and Contributions.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.

A Portfolio of a Variable Investment Option might, in our judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit

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investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account or Variable Investment Option, the Employer will be notified of such exercise, as required by law.

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PART III – CONTRIBUTIONS, ALLOCATIONS AND DISCONTINUANCE

SECTION 3.01-CONTRIBUTIONS

The Employer, or the Plan Trust if the Plan Trust is the Contract Holder and is so authorized by the terms of the Trust Agreement, makes Contributions with respect to compensation from time to time pursuant to the terms of the Plan. We will also accept any other type of contribution to this Certificate permitted under the Code to which we and the Employer agree.

Two types of Contributions may be made to this Certificate, if and as permitted by the Plan. Contributions determined by reference to the Participant’s compensation and contributions of funds directly transferred or rolled over from another Plan of the same type or other funds invested under the Employer’s Plan.

Contributions to this Certificate determined by reference to compensation are limited to the maximum amount that may be contributed for you for any taxable year under Section 457 of the Code.

If we determine that any Contributions would cause this Certificate not to qualify under Section 457 of the Code, we reserve the right to refuse to accept any such Contributions.

If permitted by the Plan and as reported to us by the Employer, or the Employer’s Designee, where applicable, Contributions to this Certificate determined by reference to compensation may be made as “designated Roth contributions” under Section 402A of the Code. Also if permitted by the Plan, and subject to our documentation requirements and procedures, we will accept (a) direct transfers of designated Roth contribution funds from another funding vehicle under the Plan or another governmental employer plan and (b) direct rollovers of designated Roth contribution funds from an applicable retirement plan described in Section 402A(e)(1) of the Code, which may be either a governmental employer Section 457(b) plan, a 401(k) plan, or a 403(b) plan.

If Contributions to this Certificate determined by reference to compensation are made as designated Roth contributions as described above, we will maintain for you a designated Roth Contribution Account for such Contributions. Income, gains, losses, and any other amounts credited or charged under the Contract will be separately allocated to this designated Roth Contribution Account on a reasonable and consistent basis. If, in addition to making designated Roth Contributions to the Contract determined by reference to compensation, the Plan permits direct rollover Contributions to the Contract of designated Roth contribution funds from another applicable retirement plan as described above, we will maintain for you a second designated Roth direct rollover Contribution Account for such Contributions. Income, gains, losses, and any other amounts credited or charged under the Contract will be separately allocated to the designated Roth direct rollover Contribution Account.

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The separate accounting requirement will apply from the time any designated Roth Contribution is made and ends only when all amounts in designated Roth Contribution Accounts are completely distributed in accordance with the terms of the Contract.

SECTION 3.02-LIMITS ON CONTRIBUTIONS

General. We indicate in this Section any limits on the type, source or amount of Contributions we will accept.

The Employer makes Contributions from time to time pursuant to the terms of the Plan. Before making Contributions to the Contract the Employer or the Employer’s Designee will report in a manner acceptable to us the types or sources of Contributions it may make or permit to be made to the Contract under the Plan. We do not accept any Contributions unless we have documentation acceptable to us that such Contribution is permitted under the Plan.

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications. If we determine that an applicable tax charge described in the Section, “Applicable Tax Charges,” applies to Contributions, we reserve the right to reduce Contributions by the amount of any such applicable tax charge before Contributions are allocated among the Investment Options under the Contract.

At the time the Contribution is made, the Employer or the Employer’s Designee must indicate the source or type of the Contribution as:

•	A Contribution determined by reference to your compensation; or

•	A Contribution of funds directly transferred from another governmental employer Section 457(b) plan (if and as permitted by the Plan); or

•	A Contribution of funds directly transferred from another funding vehicle under the Plan (if and as permitted by the Plan); or

•	A rollover Contribution as described below in this Section.

We will separately account for the different types of Contribution sources. If the Employer or the Employer’s Designee fails to indicate the source or type of the Contribution, we reserve the right to hold the unidentified funds in a suspense account pending instructions.

Contributions to the Contract determined by reference to compensation are limited to the maximum amount that may be deferred for you for any taxable year under Section 457 of the Code. Corrective distributions of amounts in excess of amounts permitted to be contributed to the Contract are subject to a withdrawal charge described in the Section, “Withdrawal Charges” unless otherwise specified in the Contract.

Direct transfers and rollover Contributions may not be made to the Contract unless permitted by the terms of the Plan, and the Employer or Employer’s Designee documents approval in a manner acceptable to us. A “rollover contribution” is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 408(d)(3) and 457(e)(16). Rollover Contributions will be separately accounted for as required under the Code.

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If we are notified or determine that any Contributions would cause the Contract not to qualify under Section 457(b) of the Code, we reserve the right to either (i) refuse to accept those Contributions, or (ii) separately account for such Contributions and any allocable net income in a nonqualified deferred annuity contract or other permissible contractual arrangement for the exclusive benefit of you and your beneficiaries. We are not required to monitor compliance with contribution limits under Section 457(b).

SECTION 3.03-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with the Section “Applicable Tax Charges”) is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by you or your Employer.

SECTION 3.04-DISCONTINUANCE OF CONTRIBUTIONS

The Employer can discontinue Contributions under the Contract at any time.

We can discontinue Contributions under the Contract as provided in the section “Guaranteed Interest Option-Conditions” or upon a material breach by your Employer of the terms and conditions of the Contract. If Contributions are discontinued, all terms and conditions of the Contract continue to apply to amounts held under the Contract, but no additional Contributions can be made.

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PART IV – TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01-TRANSFER REQUESTS

Unless the Employer otherwise instructs us, you may submit a request to transfer all, or part of the amount held in an Investment Option to one or more of the other Investment Options. Transfer requests are subject to a minimum amount as stated in the data pages. The request must specify the source(s) of Contributions, if applicable, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in the section “Transfer Rules” and to our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

SECTION 4.02-TRANSFER RULES

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communication services in the product prospectus, prospectus supplements, or other notifications, as mailed to the Employer or your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option.

Unless otherwise specified in the data pages,

Unless otherwise specified in the data pages, the maximum amount that you may transfer from the Guaranteed Interest Option to a Variable Investment Option in any Participation Year is as follows:

(a)	A percentage, as stated in the data pages, of the amount in the Guaranteed Interest Option on the last day of the prior Participation Year, or if greater,

(b)	The total of all amounts transferred at your request from the Guaranteed Interest Option to a Variable Investment Option in the prior Participation Year.

The percentage referred to in subsection (a) above may not be less than 5% or more than 25%.

We reserve the right to:

(1)	limit transfers among or to the Variable Investment Options to no more than once every 30 days.

(2)	require a minimum time-period between each transfer into or out of one or more specified Variable Investment Options.

(3)	reject transfer requests from a person acting on behalf of multiple Participants pursuant to a trading authorization agreement that we have accepted.

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(4)

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option or determine that you have engaged in any such strategy.

5)	defer transfers for up to six months, as described in the section “Deferment”.

6)	revise our transfer rules; and

7)	charge for any transfer you make between Investment Options, in any Participation Year, if the number of transactions exceeds [12].

Any action taken pursuant to subsection (1) through (7) above will be made by us upon advance notice to the Employer or you.

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PART V-DISTRIBUTIONS, DEATH BENEFITS AND TERMINATION

SECTION 5.01-RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND OTHER PAYMENTS

No amount may be withdrawn, distributed, or paid from the Contract unless and until permitted under the Plan and the Code. We will not process withdrawals or other transactions unless we receive contemporaneous documentation acceptable to us that such transaction is permitted under the Plan.

Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be paid to you or your Beneficiaries earlier than (i) the calendar year in which you attain age 59 1⁄2 , (ii) when the you have a severance from employment with your Employer, (iii) when you are faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations), (iv) when permissible distributions must be made pursuant to a qualified domestic relations order or (v) in the case of Plan termination.

SECTION 5.02-GENERAL WITHDRAWALS

All withdrawal requests will require the written authorization of the Employer or the Employer’s Designee in a form acceptable to us, specifying the portion of the Annuity Account Value that is available for distribution, the amount to be withdrawn and the Investment Option(s) from which the withdrawal is to be made. Withdrawals are subject to the restrictions in the Section, “Restrictions on Withdrawals, Distributions and Other Payments”.

If and as permitted both under the Plan and the recipient plan and the Code, the Employer or the Employer’s Designee may request us to directly transfer amounts from the Contract to another funding vehicle under the Plan or to another governmental employer Section 457(b) Plan. A request may also be made for a direct transfer to purchase permissive service credits. We will not process transfers or withdrawals until we receive the documentation we require.

Withdrawal Charges or transaction charges described in Part IX, “Charges” will be imposed on withdrawals. Withdrawals of Cash Value while there is an outstanding loan are limited as described in the Section, “Loans.”

Unless instructed otherwise, the amount withdrawn (including any withdrawal charge) will be deducted from the Investment Options in proportion to the amounts in such Investment Options.

If permitted by the Plan, and as reported to us by the Employer or the Employer’s Designee, you may choose the source of a transaction, that is, whether a withdrawal, transfer, loan, or other distribution permitted under the Plan and the Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under the Certificate.

We may decline to accept a request for a withdrawal of less than the amount stated in the data pages, or where the withdrawal would violate the provisions of this Section. If a withdrawal made under this Section would result in an Annuity Account Value of less than the amount stated in the data pages, we will inform you and reserve the right to terminate your participation under the Contract pursuant to the Section, “Participant Accounts”.

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Prior to making any payment, we may request from the Employer or the Employer’s Designee such information which may include a certification as we may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal by you is necessary and proper under the terms of the Employer’s Plan.

We will pay any amount payable under this subsection as the Employer or the Employer’s Designee directs in writing and such payment will fully discharge us from all liability with respect to the amount paid.

SECTION 5.03-DIRECT ROLLOVER WITHDRAWALS

Unless otherwise instructed by the Employer or the Employer’s Designee, any withdrawal request for a direct rollover from the Annuity Account Value must be made through the Employer.

You may elect to have all, or any portion of the Cash Value paid directly to another “eligible retirement plan” in a “direct rollover transaction” as these terms are defined in . It also aligns with TSA Sections 457(e), 402(c) and 401(a)(31) of the Code. A surviving spouse beneficiary described in the Section “Beneficiary” Section may also elect a direct rollover of the Death Benefit described in the Section “Payment Upon Death”.

In order to elect this option all of the following requirements must be met:

(a)	The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for the benefit of your surviving spouse).

(b)	The distribution must not include any after-tax contributions under the Contract except as otherwise permitted under the Code.

(c)

The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See the Section “Required Minimum Distribution Rules”). We reserve the right to determine the amount of the Required Minimum Distribution. If you have elected a payment option under Part VII , “Annuity Benefits and Required Minimum Distributions”, which is either a life contingent annuity or pays substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(d)	The direct rollover option is not available for distribution due to an unforeseeable emergency, except as otherwise permitted under the Code.

Unless prohibited by the Plan, non-spousal death beneficiaries may directly roll over Death Benefits to a new inherited individual retirement arrangement as provided in the Code.

For purposes of Sections 457(d) and 401(a)(31) of the Code, amounts from a designated Roth Contribution Account may be directly rolled over only to another plan maintaining a designated Roth contribution account or to a Roth IRA.

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If the Plan permits Certificate terminations due to a small account value, we will directly rollover the Annuity Account Value to an individual retirement plan designated by the Employer or the Employer’s Designee, if the balance is more than $1,000 and you do not elect to either (i) receive the distribution, or (ii) specify an eligible retirement plan to receive the distribution in a direct rollover.

SECTION 5.04-DEATH BENEFIT

Payment of the Death Benefit is subject to the (1) terms of the Plan, and (2) “Required Minimum Distribution” rules of Sections 457(b) and 401(a)(9) of the Code. See Section X.XX, “Required Minimum Distributions Rules-Payments After your Death”.

Upon receipt of due proof of your death before the Certificate Maturity Date and any required instructions, information and forms necessary to effect the payment (the Transaction Date), we will pay to your Beneficiary the amount of the Death Benefit. We will pay the Death Benefit in the form elected by your Beneficiary and reported to us by the Employer or the Employer’s Designee. Subject to the rules and laws then in effect, your Beneficiary may elect:

(a)	to receive the Death Benefit in a single sum.

(b)	to apply the Death Benefit to purchase an Annuity Benefit in a form that we currently offer.

(c)	to apply the Death Benefit to provide any other form of benefit that we offer.

The amount of the Death Benefit is equal to the greater of (i) the Annuity Account Value as of the Transaction Date less any unpaid loan balance, and (ii) the minimum Death Benefit. The minimum Death Benefit is the sum of all Contributions less any withdrawals, withdrawal charges (if applicable), and less any unpaid loan balance. Withdrawals will reduce the minimum Death Benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the Annuity Account Value that is being withdrawn and we reduce the minimum Death Benefit by that same percentage.

The Death Benefit will not be paid under this Section if the “Beneficiary Continuation Option” under the Section 5.05 is in effect.

Enhanced Death Benefit

If you elect the Enhanced Death Benefit the following will apply to the amount of the Death Benefit instead of the amount of the Death Benefit described above. The amount of the Death Benefit will be equal to the greater of (i) the Annuity Account Value as of the Transaction Date less any outstanding loan, and (ii) the Enhanced Death Benefit as of the date of your death.

On the Participation Date, the Enhanced Death Benefit is equal to the initial Contribution. Thereafter, the Enhanced Death Benefit will be reset every [three] years on the Participation Date anniversary to the Annuity Account Value if greater than the previously established Enhanced Death Benefit (adjusted for Contributions and withdrawals), up to the date that you attain age [85]. Contributions will increase the Enhanced Death Benefit on a dollar-for-dollar basis. Withdrawals will reduce the Enhanced Death Benefit on a pro rata basis, in the same manner as for the minimum Death Benefit described above.

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Once elected at the time of enrollment you may not terminate the Enhanced Death Benefit. The charge for the Enhanced Death Benefit will be a percentage of the Annuity Account Value on the Processing Date, see the section “Charges Deducted from Annuity Account Value”.

Beneficiary

Subject to the terms of the plan, you may name one or more persons to be primary Beneficiary and one or more persons to be successor Beneficiary if the primary Beneficiary dies before you. The Beneficiary may be changed while you are alive. Any such change must be made in writing in a form we accept. A change will take effect as of the date the written change is executed, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

Unless we are directed otherwise, if two or more persons are named as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor. Unless specifically elected in writing otherwise, we will treat each Beneficiary’s share of the death benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 or any successor Regulation.

Any part of a death benefit payable as described in the Section, “Beneficiary” for which there is no named Beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to the surviving children in equal shares; or, if there are no surviving children, then to your estate.

SECTION 5.05-BENEFICIARY CONTINUATION OPTION

Except as otherwise provided in this Section, this Section will apply only if you die before the Certificate Maturity Date, and the Beneficiary(ies) named under the Section “Beneficiary” is an individual. With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and the non-individual Beneficiary’s portion of the death benefit described in the Section “Death Benefit” is payable to such non-individual Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a “see-through trust”. A “see-through trust” is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine.

A trust with only individual beneficiaries may continue the Annuity Account Value under the Contract after your death if:

1.	the trust is the only Beneficiary under the Contract.

2.	all the beneficiaries of the trust are individuals, and

3.	the trust qualifies as a designated beneficiary for purposes of the Required Minimum Distribution rules of the Code; and

4.	the trust provides us the documentation that we require within the time-period we require.

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Subject to our approval, if such a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 , or any successor Regulation, is the Beneficiary named pursuant to the Section “Beneficiary” , the “see-through trust” may elect to continue the Certificate.

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (and any other interest under this Certificate) will be apportioned among your Beneficiaries as you designate pursuant to the section “Beneficiary”.

If the Beneficiary qualifies to continue this Certificate, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue this Certificate pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under this Certificate is a “Continuation Beneficiary”.

For any Beneficiary who does not timely elect to continue his or her portion of the interest under this Certificate, we will pay that Beneficiary’s share of the Death Benefit pursuant to the Section “Death Benefit” in a lump sum.

The terms of the Beneficiary Continuation Option are as follows:

a.	The Certificate cannot be assigned and must continue to be held for the benefit of the Continuation Beneficiary.

b.

As of the date we receive satisfactory proof of your death and all written documentation necessary to make a claim under the Certificate, we will compare the Annuity Account Value and the Death Benefit as of this date (the reset date, if applicable). If the Annuity Account Value is less than the Death Benefit, we will reset the Annuity Account Value to equal such Death Benefit. The minimum Death Benefit (or if applicable, the Enhanced Death Benefit) is the sum of all your Contributions, less the amount of any outstanding loan(s) and adjusted for any withdrawals.

If there are multiple beneficiaries, the reset date will be the date on which we receive the documentation as described in this subparagraph (b). Any Beneficiary subsequently electing a death benefit will receive the applicable payment amount.

The death benefit provision ends after the Beneficiary Continuation Option is elected.

c.

Each Continuation Beneficiary will automatically become the Participant as defined in this Certificate with respect to that Continuation Beneficiary’s portion of the Annuity Account Value under this Certificate.

d.

Each Continuation Beneficiary will have the right to transfer amounts among the Investment Options with respect to that Continuation Beneficiary’s portion of Annuity Account Value under this Certificate.

e.	A Continuation Beneficiary cannot make any additional Contributions.

f.

Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary’s portion of the Annuity Account Value under this Certificate will be made in accordance with requirements of Section “Required Minimum Distribution Rules-Payments After Your Death”.

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g.

A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary’s election to continue this Certificate are not subject to a withdrawal charge.

h.

Upon a Continuation Beneficiary’s death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with “Required Minimum Distribution Rules-Payments After Your Death” described in Section 7.06B.

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PART VI - PLAN LOANS

SECTION 6.01-LOANS

General:

If and as permitted by the Plan and prior to the Certificate Maturity Date, you may make a request for a loan by completing a Loan Request Form. Your loan is subject to the terms of the Plan and general loan rules set forth below and in Section 72(p) of the Code. These terms may be modified as authorized by legislation or guidance.

We reserve the right not to permit a new loan if you have previously defaulted on a loan and have not fully repaid the outstanding amount due.

A loan is effective on the date we specify, after we receive the properly completed, signed and in good order Loan Request Form and the Loan Request Form is approved at our Processing Office. The Loan Request Form together with the loan confirmation notice, will be the loan agreement and will contain all the terms of the loan which apply, including the amount of the loan, interest rate and the repayment due dates.

You may have up to [nine] loans at one time. If the Employer’s Plan limits a lesser number of loans outstanding at one time, we will limit the number of outstanding loans provided under the Contract.

A. Loan Amount:

In calculating the loan amount:

(i)	The Annuity Account Value is as of the Loan Effective Date.

(ii)	The loan amount requested cannot exceed the maximum loan amount permitted under the Employer’s Plan and Section 72(p) of the Code.

The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than [$500]. A minimum Annuity Account Value of $1,000 is required to request a loan.

The maximum loan amount is limited to the maximum amount aggregated for all plan loans which you have outstanding under the Employer’s Plan. The calculation includes all the tax-qualified plans of the Employer and all of the funding vehicles under the Employer’s Plan, as required by Section 72(p) of the Code.

The maximum loan amount permitted under the Code may not be more than the lesser of (A) or (B) below:

(A) $50,000, less the highest outstanding balance of loans under the Employer’s Plan and any other tax-qualified plan that you have with the Employer during the one-year period ending on the day before the Loan Effective Date, over the outstanding balance of loans under the Employer’s Plan and any other tax-qualified plan that you have with the Employer on the Loan Effective Date.

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(B) The greater of (i) one half the present value of the nonforfeitable accrued benefit under the Employer’s Plan and any other tax-qualified plan of the Employer or (ii) $10,000.

B. Loan Balance

On the loan effective date, we will establish a loan balance equal to the sum of the loan amount. No Withdrawal Charges apply.

C. Loan Term:

The maximum loan term is five years. However, if you state on the Loan Request Form that the purpose of the loan is to purchase a principal residence the maximum loan term is thirty years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (i) the election and commencement of Annuity Benefits under the section “Commencement of Annuity Benefits”, (ii) the date of termination pursuant to the section “Participant Accounts”, , (iii) the date a Death Benefit becomes payable under the Section “Death Benefit”, or (iv) any date we determine that the Code requires acceleration of the loan repayment so that the Federal income tax status of your Certificate is not adversely affected. In no event may the loan term extend beyond the Certificate Maturity Date.

D. Loan Interest Rate:

The loan interest rate is subject to the terms of the Employer’s Plan.

(i)

Unless the Employer or Employer’s Designee has selected another interest rate as required under the Plan, we will set the annual rate at which interest on a loan will accrue daily (the “loan interest rate”). The rate will be based on the prime rate plus 1%. Such rate will not be greater than any maximum rate required under any current applicable state or Federal law.

E. Loan Charge:

A loan set-up charge of $25 will be deducted from the Annuity Account Value at the time the withdrawal to effect the loan is processed.

On the last Friday of each calendar quarter, we will deduct from the Annuity Account Value a loan recordkeeping charge of $6.25 for each active loan. If that Friday is a holiday, then the charge will be deducted on the last Business Day preceding that Friday.

These charges will be deducted on a pro-rata basis from the Variable Investment Options and the Guaranteed Interest Option.

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F. Loan Repayments:

A.    Repayment schedule and repayment amount

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made at least quarterly, unless otherwise required or permitted by law.

The loan repayments may be made through payroll deductions or directly, as permitted by the Employer’s Plan.

The loan may be repaid in full at any time, including interest due.

B.    We will suspend repayment of a loan or extend repayment of a loan for a specified period where required by the Code. Before we can do so we must first receive appropriate documentation, including any required approval from the Employer or the Employer’s Designee, that repayment of the loan is eligible to be suspended or extended for a specified period by reason of your leave of absence from employment with the Employer, military service, or any other reason required under the Code.

C.    Allocation of loan repayments

Loan repayments (principal and interest) will be allocated in accordance with the Contribution allocation instructions on file on the date a loan repayment is received. A loan repayment will be applied as of the date it is received by our Processing Office. We will apply payments first to interest due, with the balance applied towards repayment of the loan principal.

G. Loan Defaults:

By each repayment due date, (or specified date thereafter according to our then current procedures) if the amount of the loan repayment is less than the amount due or the loan repayment is not received at our Processing Office, by the last day of the calendar quarter following the calendar quarter of the repayment due date, we will treat the loan as being in default. We will treat the entire unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes. We reserve the right to change our procedures at any time.

We will not treat a loan as defaulted if we receive appropriate documentation, including any required approval from the Employer or the Employer’s Designee, that repayment of the loan may be suspended or extended for a specified period of time by reason of your leave of absence from employment with the Employer, military service, or any other reason required under the Code.

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When your Certificate is no longer subject to the withdrawal restrictions of the Section, “Restrictions on Withdrawals, Distributions, and Other Payments” we will have the right to foreclose on this amount and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date you reach age 59 1/2 or we are notified in writing that another event has occurred which would permit Restricted Amounts to be paid. (Such an event includes a severance from employment with the Employer, disability, or death.)

H. Changes:

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any applicable law or regulations that apply to this Certificate.

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PART VII ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTION RULES

SECTION 7.01-FORMS OF DISTRIBUTION

You may elect (i) a single sum distribution, (ii) an Annuity Benefit, or (iii) any other form of payment of the Cash Value offered by us, subject to the terms of the Plan and the approval of the Employer.

SECTION 7.02-ELECTION/REPORT FOR ANNUITY BENEFIT

An election to have the Cash Value paid in the form of an Annuity Benefit can only be made if the Cash Value is at least [$2,000]. The Employer will report to us each Participant or other person with respect to whom an Annuity Benefit is to be provided under this Certificate and whether all or a portion of the Cash Value is to be used for such Annuity Benefit. The report must be made before the first payment under such Annuity Benefit and must be in the form prescribed by us and will include all pertinent facts and determinations requested by us. We will rely on the reports and other information furnished by the Employer and will not inquire as to the accuracy or completeness thereof.

SECTION 7.02A CERTIFICATE MATURITY DATE

The Certificate Maturity Date is shown in the data pages but may change by us in conformance with applicable law. The Certificate Maturity Date may not be earlier than 13 months following the Participation Date, unless otherwise provided in the data pages.

SECTION 7.03-ANNUITY BENEFIT FORMS

The “Normal Form” of Annuity Benefit is an Annuity Benefit payable on the Life-10 Year Period Certain Annuity Form described below, unless another form may apply pursuant to the terms of the Plan, or any other law that applies. We may offer other annuity forms available from us or from one of our affiliated or subsidiary life insurance companies. Such form may include the Joint and Survivor Life Annuity Form which provides monthly payments while either of the two persons upon whose lives such payments depend on is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life Period Certain Annuity Form is an annuity payable during the lifetime of the person on whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if you die before the 10-year certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period. In no event will the certain period exceed the life expectancy of the person on whose life the annuity payments depend in accordance with the Code. The Life-10 Year Period Certain Annuity Form is payable on a unisex basis.

SECTION 7.04-AMOUNT OF ANNUITY BENEFITS

If an Annuity Benefit payment is elected in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for your remaining lifetime or (2) the Cash Value if the annuity form elected does not provide such lifetime payments.

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The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes, as described under the Section, “Applicable Tax Charges”, that apply on annuity purchase payments. If we have previously deducted charges for applicable taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (1) the Tables of Guaranteed Annuity Payments or (2) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee, or (3) any of our single consideration immediate annuity contracts offered at the time to the same class of Participants.

SECTION 7.05-ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. An election may be made by the Employer on your behalf to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of election. This election may be made at the time the Annuity Benefit form as described in the Section “Annuity Benefit Forms” is elected. In that event, all references in this Certificate to monthly payments will be deemed to mean payments at the frequency elected.

SECTION 7.06-REQUIRED MINIMUM DISTRIBUTION RULES

The Contract is subject to the “Required Minimum Distribution” (“RMD”) rules of Sections 401(a)(9) and 457 of the Code, including the Treasury Regulations which apply. To the extent that any payment, benefit, or distribution options available to you under the Contract conflict with the Code, the Code requirements prevail. Further, it is the responsibility of the Plan to implement the RMD for you or your beneficiary under the Plan.

Subsection A below describes the RMD payments to be made during your lifetime. Subsection B below describes the RMD payments to be made after your death, if you die before your entire interest under this Certificate is distributed to you.

For purposes of this Section, the term “Designated Beneficiary” means any individual designated as your beneficiary. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations thereunder.

The RMD rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest under this Certificate, all as subject to the following rules:

A.	REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS DURING YOUR LIFE

Except as otherwise noted in this Subsection A, your entire interest under this Certificate will be distributed, or begin to be distributed, no later than your Required Beginning Date, unless a later date is authorized under the Code of applicable Treasury Regulations. For purposes of this Subsection A your Required Beginning Date is April 1 of the calendar year following the later of these two choices: (a) the calendar year you reach age 72 (or age 70 1⁄2 if born on or before June 30, 1949) or (b) the calendar year you retire from employment with the Employer.

The term “Required Beginning Date” will be interpreted consistently with Code Section 401(a)(9)(C) and applicable Treasury Regulations.

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The entire interest may be distributed, as you may elect under one of the following methods or any other method, we may make available at such time that meets the requirements under Section 401(a)(9) of the Code and the Treasury Regulations thereunder:

(i)	lump sum payment; or

(ii)	payments over your life; or

(iii)	payments over period certain not extending beyond your life expectancy.

Payments must be made as required by the RMD rules, including “incidental Death Benefit” rules described in the Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, if applicable.

Manner of Payment

You may satisfy the RMD rules by applying any portion of your entire interest under this Certificate to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These “lifetime” RMD payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of the entire interest under this Certificate must be made as required under Treasury Regulation Section 1.401(a)(9)-5 or any successor Regulation.

For purposes of these RMD rules, prior to commencement of annuity payments under this Certificate on an irrevocable basis, the entire interest under this Certificate, as of any valuation date, includes the dollar amount credited under this Certificate plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Certificate.

B. REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS AFTER YOUR DEATH

(a)	If you die before the distribution of your entire interest and the beneficiary is a Designated Beneficiary.

(1)

General Rule: Subject to the exception for an Eligible Designated Beneficiary in paragraph (a)(2), the entire interest will be distributed as permitted by us and applicable federal tax law within ten years after your death.

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(2)

Except for Eligible Designated Beneficiaries: If any portion of your entire interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed as permitted by us and applicable federal tax law-

(I)

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of your death (or the end of the calendar year in which you would have attained age 72 (or such other age provided under the Code or applicable Treasury Regulations) , if later, and the sole designated beneficiary is your surviving spouse), or

(II)	within in ten years after your death.

(3)	Rules upon death of an Eligible Designated Beneficiary:

(I)

If an Eligible Designated Beneficiary dies before the portion of your entire interest to which this paragraph (a) applies is entirely distributed, the exception under paragraph (a)(2)(I) shall not apply to any beneficiary of such Eligible Designated Beneficiary and, unless otherwise provided under applicable federal tax law, the remainder of such portion shall be distributed within 10 years after the death of such Eligible Designated Beneficiary.

(II)

If the Eligible Designated Beneficiary is your surviving spouse and your surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were you.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (a)(2)(I). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(4)

Rules upon death of a Designated Beneficiary who is not Eligible Designated Beneficiary: If a Designated Beneficiary who is not an Eligible Designated Beneficiary dies before the portion of your entire interest to which this paragraph (a) applies is entirely distributed, the remainder of such portion shall be distributed within the original 10-year period that commenced with your death.

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(b)

If you die before the distribution of your entire interest under this Certificate and the beneficiary is not a Designated Beneficiary, unless otherwise provided under applicable federal tax law, the remaining entire interest will be distributed as follows:

(1) If you die on or after the Required Beginning Date (or die on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in the form of annuity payments in accordance with Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation), your remaining entire interest will be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of your death.

(2) If you die prior to the Required Beginning Date (and prior to the date annuity payments commence), your remaining entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death.

(c) Unless otherwise provided by the Code and applicable Treasury Regulations, life expectancy is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation or any successor table promulgated under Treasury Regulations and introduced by us. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, where applicable, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Beneficiary’s age as of his or her birthday in the calendar year following the calendar year of your death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

SECTION 7.07-COMMENCEMENT OF ANNUITY BENEFITS

We will notify you of the payout options available under the Contract at or prior to: (i) the Annuity Commencement Date reported to us by your or you Employer or the Employer’s Designee; and/or (ii) the Certificate Maturity Date.

No Certificate Maturity Date will, however, be later than the first day of the month that follows the date you attain the “maximum maturity age”. The current maximum maturity age is specified in the data pages. We may change this age in conformance with applicable law.

SECTION 7.08-CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any person on whose life an Annuity Benefit is based.

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If a benefit was based on information that is later found not to be correct, such benefit would be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age of any person upon whose life an Annuity Benefit depends has been misstated, the benefits payable will be based on the benefit amount applicable to those that would have been purchased at the correct age . Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate specified in the data pages, or (b) the then current Guaranteed Interest Rate; we will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar Certificates. Such interest will be deducted from or added to future payments.

If we receive proof satisfactory to us that (1) a payee entitled to receive any payment under the terms of this Certificate is physically or mentally incompetent to receive such payment or is a minor, (2) another person or an institution is then maintaining or has custody of such payee, and (3) no guardian, committee or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed [$200]. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than [$2,000] or would result in an initial payment of less than the amount stated in the data pages, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.09 CHANGES

We reserve the right, upon advance written notice to the Employer, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change that are applied to provide an Annuity Benefit.

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PART VIII – PARTICIPANT ACCOUNTS

SECTION 8.01-PARTCIPANT ACCOUNTS

Subject to the terms of the Employer’s Plan and the restrictions on distributions stated in the Section, “Restrictions on Distributions”, we will at the Employer or Employer Designee’s request terminate your Certificate by paying the Annuity Account Value (less any applicable charges) to you. This right will be exercised only if (i) no initial Contributions have been received on your behalf within [120] days of your Participation Date, (ii) there have been no on-going Contributions received on your behalf during the last three completed Participation Years, and the Annuity Account Value is less than [$500], or (iii) a partial withdrawal is made that would result in the Annuity Account Value falling below the amount stated in the data pages..

Subject to the terms of your Employer’s Plan, your Employer has the right to withdraw amounts under the Contract and Certificates including the Annuity Account Value and transfer such amounts to another funding provider under the Plan without your consent. However, the accumulated benefit of a Participant or Beneficiary after the transfer must be at least equal to that of the accumulated benefit of the Participant or Beneficiary immediately prior to the transfer.

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PART IX - CHARGES

SECTION 9.01-WITHDRAWAL CHARGES

Payment made under Part V “Distributions and Death Benefits” may be subject to a withdrawal charge as specified in the data pages.

The years of participation under a Prior Contract or Certificate, if applicable, may be included for purposes of determining the withdrawal charge.

The withdrawal charge will be reduced to the extent required to comply with any applicable state law.

We reserve the right to reduce or waive the withdrawal charge upon such events specified in the data pages.

If the Plan is subject to a withdrawal charge, then a “Free Withdrawal Amount” will apply as follows:

“Free Withdrawal Amount” means an amount equal to 10% of the Annuity Account Value minus the total of all prior withdrawals (and associated withdrawal charges) in the current Participation Year without incurring a withdrawal charge. The free withdrawal amount when applicable may be changed but it will always be a percentage between 0% and 30%.

SECTION 9.02-THIRD PARTY TRANSFER CHARGES

We have the right to deduct a charge for each occurrence of a direct transfer to another funding vehicle under the Plan or another Section 457(b) plan, or a direct rollover to another eligible retirement plan in accordance with Sections 457(e)(16), 402(c ) (31),and 401(a) of the Code. This charge, if any, will be specified in the data pages.

SECTION 9.03-PLAN OPERATING EXPENSE

If we are instructed by your Employer or your Employer’s Designee to withdraw a Plan Operating Expense from the Annuity Account Value, we will withdraw the specified amount on the last Business Day of each calendar quarter, or at any other time to which we agree, and remit the proceeds in accordance with instructions from your Employer or your Employer’s Designee. Such instructions may be given by you in the absence of instructions from the Employer or the Employer’s Designee, in which event we will remit the proceeds to the Plan’s duly authorized administrator. Equitable shall have no responsibility for determining that this fee is necessary and proper under the terms of the Plan. Withdrawals in accordance with this paragraph are not considered withdrawals for purposes of the Sections “General Withdrawals and “Withdrawal Charges”.

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SECTION 9.04-CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

Administrative Charge

As of each Processing Date, we will deduct administrative charges related to the administration and/or distribution of this Certificate from the Annuity Account Value. Such Charges, if any, are shown in the data pages. The amount of any such Charge may be increased to a maximum as shown in the data pages in accordance with the Section “Changes”.

The Administrative Charge, if applicable, will be deducted pro rata from the Guaranteed Interest Option and Variable Investment Options. Also, the charge will be prorated for the Participation Year or portion thereof in which the Participation Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or Death Benefit.

We have the right to change the amount of the charges with respect to future Contributions. We will give you and the Employer advance notice of any such change.

Enhanced Death Benefit Charge

If you elect the Enhanced Death Benefit the charge will be a percentage of the Annuity Account Value not to exceed the percentage specified in the data pages. This charge will be deducted on the Processing Date pro rata from the Guaranteed Interest Option and Variable Investment Options.

SECTION 9.05-TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among the Investment Options after the number of such transfers indicated in the section “Transfer Rules”. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the data pages.

SECTION 9.06-SEPARATE ACCOUNT CHARGE

Net assets of the Separate Account will be subject to a daily asset charge at an annual rate as specified in the data pages.

SECTION 9.07-ADDITIONAL PLAN RECORDKEEPING SERVICE CHARGES

If the Employer requests that we provide Plan recordkeeping services and we agree, the Employer will pay such charge directly to us or in the alternative, the Employer may direct us to deduct such charge from the Annuity Account Value. Such charges will be mutually agreed upon by the Employer and us.

SECTION 9.08 APPLICABLE TAX CHARGES

We reserve the right to deduct a charge that we determine to approximate certain taxes that may be imposed on us, including but not limited to premium taxes that may apply in your state of residence. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII, “Annuity Benefits and Required Minimum Distributions”. If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the charge from Contributions in the Section, “Contributions, Allocations and Discontinuance” or withdrawals in the Sections, “General Withdrawals”.

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SECTION 9.09-THIRD PARTY ADMINISTRATOR CHARGE

If we are instructed by your Employer or your Employer’s Designee to withdraw a Third-Party Administrator Charge from the Annuity Account Value, we will withdraw the specified amount on the last Business Day of each calendar quarter, or at any other time to which we agree, and remit the proceeds in accordance with instructions from your Employer or your Employer’s Designee. Such instructions may be given by you in the absence of instructions from your Employer or your Employer’s Designee, in which event we will remit the proceeds to the Plan’s duly authorized administrator. Equitable shall have no responsibility for determining that this fee is necessary and proper under the terms of the Plan.

SECTION 9.10-CHANGES

In addition to our right to reduce or waive charges as described in this Part IX, we reserve the right, upon advance notice to the Employer, to increase the amount of any charge with respect to the Contract and each Certificate, subject to (a) any maximum amount provided in this Part IX and (b) with respect to withdrawal and administrative charges deducted from the Annuity Account Value. The application of any increase is to be made on a prospective basis. We also reserve the right, upon advance notice to the Employer, to increase the maximum amount of any charge provided in this Part IX, only with respect to Certificates whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.

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PART X – GENERAL PROVISIONS

SECTION 10.01-STATUTORY COMPLIANCE

We have the right to amend the terms of the Contract and any Certificate thereunder without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the terms of the Contract and any Certificate thereunder to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, so that each such Certificate and the Contract will continue to be an annuity contract under section 457(b) of the Code.

No amendment to the terms of the Contract and any Certificate thereunder may vest in any Employer any interest or control over any assets of the Plan invested in this Certificate or cause any such assets to be used for or diverted to, purposes other than the exclusive benefit of Plan participants or their beneficiaries.

The benefits and values available under this Certificate will not be less than the minimum benefits required by any applicable federal and/or state law.

SECTION 10.02-DEFERMENT

Application of proceeds to provide a payment of a Death Benefit under Part V and payment of any portion of the Annuity Account Value (less any applicable withdrawal charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Separate Account’s assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Separate Account. We may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option for up to six months while you are living.

SECTION 10.03-NONTRANSFERABILITY, ASSIGNMENTS, NONFORFEITABILITY

No amount payable under this Certificate may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee. The foregoing will not apply to any assignment, transfer, or attachment pursuant to a qualified domestic relations order as defined in section 414(p) of the Code.

You may not transfer your entire interest under this Certificate. This Certificate is intended to be nontransferable within the meaning of Section 401(g) of the Code.

No portion of your Annuity Account Value in this Certificate or your rights under the Contract may be sold, assigned, pledged, or transferred to any person other than the issuer of this Certificate, or discounted, encumbered or pledged as collateral for a loan or be security for the performance of an obligation.

Your entire interest under the Contract is nonforfeitable.

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SECTION 10.05-SEPARATE ACCOUNTING ON NOTIFICATION OF DISQUALIFICATION OF THE PLAN OR CERTIFICATE

If we are informed in documentation acceptable to us that the Plan fails to qualify or no longer qualifies as a 457(b) plan, we will separately account for the amounts under this Certificate which are not qualified. We will have the right to terminate this Certificate. As agreed with your Employer or your Employer’s Designee, we will (i) terminate the Contract and pay the amounts held in the Investment Options with respect to your Employer’s Plan, or (ii) transfer the amounts held in the Investment Options to another contract agreed to by your Employer and us.

However, we may also, at your request, transfer or roll over the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary, or us.

SECTION 10.05-MANNER OF PAYMENT

Unless the Employer and we agree otherwise, all amounts paid to or from the Contract are payable by check (drawn on a United States bank in United States dollars) or, if so, agreed by you and us, by wire transfer.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Account Value or Cash Value, whichever is applicable to you or your Beneficiaries, as the case may be and mailed to the address as shown in our records by United States mail unless we agree to transmit the funds to another person or in another form in accordance with the terms and conditions of the Contract.

SECTION 10.06 OWNERSHIP RIGHTS

The Contract Holder will hold all the assets of the Plan invested in the Contract including all Annuity Account Values and Cash Values of all Participants in the Contract for the exclusive benefit of you and your Beneficiaries.

The Contract is not subject to the claims of the general creditors of the Employer. The assets and income of the Contract cannot be used for, or diverted to, purposes other than for the exclusive benefit of you and your Beneficiaries.

It is impossible, prior to the satisfaction of all liabilities with respect to you and your Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of you and your Beneficiaries.

Under your Employer’s plan, your Employer has the authority to instruct and authorize Equitable to transfer all amounts held under the Contract to another funding provider under the Plan. If we agree to do so, it is the Employer’s responsibility to obtain any required consent.

SECTION 10.08-REPORTS AND NOTICES

At least once each year until the Certificate Maturity Date, we will send you a report showing:

(a)	the dollar amount in the Guaranteed Interest Option;

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(b)	the total number of Accumulation Units in each Separate Account or Variable Investment Option;

(c)	the Accumulation Unit Value;

(d)	the dollar amount in each Separate Account or Variable Investment Option;

(e)	the Cash Value; and

(f)	the amount of the Death Benefit.

The terms of the Contract which require us to send a report or any written notice will be satisfied by our mailing any such report or notice to the Employer or to your last known address as shown in our records. Notifications of rules in effect and other matters of general applicability to this Certificate may be included in the product prospectus and prospectus supplements as mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between us and the Employer or you.

All written notices sent to us will not be effective until received in good order during a Business Day at the Processing Office.

SECTION 10.09 INCONTESTABILITY

Subject to applicable law, the be Certificate shall incontestable.

SECTION 10.10 INTERACTION OF THE CONTRACT WITH THE PLAN

The terms of the Plan do not expand the terms of the Contract and do not impose any obligations or duties on us other than those set forth in the Contract.

SECTION 10.11 MISSTATEMENT OF AGE

If the age of any person upon whose life or age a benefit provided under an optional Benefit Rider, depends (“Covered Person”) has been misstated, any such benefits will be that which would have been purchased based on the correct age. If the Covered Person would not have been eligible for that Rider at the correct age, (i) the Rider will be rescinded; (ii) any charges that were deducted for the benefit will be refunded and applied to the Annuity Account Value, and (iii) only the Death Benefit provided under Section 5.04 will apply.]

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TABLE OF GUARANTEED ANNUITY PAYMENTS

Amount of Annuity Benefit payable monthly on the Life Annuity Form with Ten* Years Certain provided by application of $1,000.

Ages	Monthly Income Unisex	Ages	Monthly Income Unisex
60	2.32	78	3.38
61	2.36	79	3.47
62	2.40	80	3.56
63	2.45	81	3.67
64	2.49	82	3.77
65	2.54	83	3.89
66	2.59	84	4.00
67	2.64	85	4.14
68	2.69	86	4.27
69	2.75	87	4.42
70	2.81	88	4.56
71	2.87	89	4.74
72	2.93	90	4.90
73	3.00	91	5.07
74	3.07	92	5.25
75	3.14	93	5.48
76	3.22	94	5.69
77	3.30	95	5.91

*	At age 80 and over, the rates are adjusted so that the certain period does not exceed life expectancy. See Data Page for Period Certain tables for ages 80 and older.

Amount of Annuity Benefit payable monthly on the Joint and Survivor Life Annuity form (with 100% of the amount of the Participant’s payment continued to the Participant’s spouse) provided by an application of $1,000

Age	60	61	62	63	64	65	66	67	68	69	70
60	2.07	2.09	2.10	2.11	2.13	2.14	2.15	2.16	2.17	2.18	2.19
61		2.10	2.12	2.13	2.15	2.16	2.17	2.18	2.20	2.21	2.22
62			2.14	2.15	2.17	2.18	2.19	2.21	2.22	2.23	2.24
63				2.17	2.19	2.20	2.22	2.23	2.24	2.26	2.27
64					2.21	2.22	2.24	2.25	2.27	2.28	2.29
65						2.24	2.26	2.28	2.29	2.31	2.32
66							2.28	2.30	2.31	2.33	2.35
67								2.32	2.34	2.36	2.37
68									2.36	2.38	2.40
69										2.40	2.42
70											2.45

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The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain or Joint and Survivor Life Annuity Form is based on 1.00% interest and mortality equal to 36% for males and 36% for females of the Annuity 2000 Mortality Table projected at 1.15% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30 adjusted to a unisex basis, reflecting a 20%-80% split of males and females at pivotal age 55.

Amounts required for ages or for annuity forms not shown in the above Tables or for other annuity forms will be calculated by us on the same actuarial basis.

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